EXHIBIT 5.1

Linklaters LLP One Silk Street London EC2Y 8HQ Telephone (+44) 20 7456 2000 Facsimile (+44) 20 7456 2222 DX Box Number 10 CDE

The Directors Vodafone Group Plc Vodafone House The Connection Newbury Berkshire RG14 2FN

19 June 2019
Our ref: L-287131

Ladies and Gentlemen

Vodafone Group Plc (the “Company”)
U.S.$1,750,000,000 Notes due 19 June 2049 and U.S.$500,000,000 Notes due 19 June 2059 (the “Notes”)

1                                    We have acted as your English legal advisers in connection with the issue of the Notes.

2                                    This opinion is limited to English law as applied by the English courts and in effect on the date of this opinion. It is given on the basis that it will be governed by and construed in accordance with English law. In particular we express no opinion on matters of federal law of the United States or the laws of any State of the United States or the laws of any other jurisdiction.

3                                    For the purpose of this opinion we have examined only the documents listed and, where appropriate, defined in the Schedule to this opinion.

4                                    We have assumed that the Pricing Agreement and the Indenture (together, the “Relevant Agreements”) are within the capacity and powers of, and have been validly authorised by and are binding upon, each of the respective parties thereto (other than the Company) and that those documents have been or will be validly executed and delivered by the relevant parties (other than the Company), that each of the Relevant Agreements and the Notes are valid and binding on each party (including the Company) under the law to which it is expressed to be subject where that is not English law and that words and phrases used in those documents have the same meaning and effect as they would if those documents were governed by English law.

This communication is confidential and may be privileged or otherwise protected by work product immunity.

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We have further assumed that:

4.1                         all copy documents conform to the originals and all originals are genuine and complete;

4.2                         each signature is the genuine signature of the individual concerned;

4.3                         the Minutes and other corporate documents are a true and complete record of the proceedings described therein, the conditions to the approval of the issue of the Notes set out in the Minutes were satisfied and the resolutions set out in the Minutes were validly passed and remain in full force and effect without modification; and

4.4                         all applicable provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any secondary legislation made under it with respect to anything done by the Underwriters (as defined in the Schedule) in relation to the Notes in, from or otherwise involving the United Kingdom (including Sections 19 (carrying on a regulated activity) and 21 (financial promotion)) and (where applicable) the requirements of any regulatory authority in the United Kingdom to whose supervision each of them is subject will have been complied with.

5                                    Based on the documents referred to, and assumptions made, in paragraphs 3 and 4 above and subject to any qualifications in paragraph 7 below and to any matters not disclosed to us, we are of the following opinion:

5.1                         The Company has taken all necessary corporate action to authorise the execution, delivery and performance of the Notes and the Company has duly executed and delivered the Notes. There is no reason insofar as English law is concerned why the obligations assumed by the Company under the Notes are not valid and binding obligations of the Company.

5.2                         The Company has taken all necessary corporate action to authorise the execution and delivery of the Pricing Agreement and the Indenture and the Company has validly executed and delivered each such agreement. There is no reason insofar as English law is concerned why the obligations assumed by the Company under each such agreement are not valid and binding upon the Company.

6                                    The term “valid and binding” as used herein should not be construed to mean that the obligations assumed by the relevant party will necessarily be enforced in all circumstances in accordance with their terms.

7                                    This opinion is subject to the following:

7.1                         Any certificate, determination, notification, opinion, minute or the like might be held by an English court not to be conclusive if it could be shown to have an unreasonable or arbitrary basis or in the event of manifest error despite any provision in the relevant agreement to the contrary.

7.2                         To the extent it relates to United Kingdom stamp duties any undertaking or indemnity may be void under Section 117 of the Stamp Act 1891.

7.3                         We express no opinion as to the compliance or otherwise with the financial limitations on borrowings or covenants by the Company contained in the Articles of Association of the Company.

7.4                         An English court may refuse to give effect to any contractual provision concerning payment of the costs of enforcement or litigation brought before an English court.

7.5                         Any provision of the Notes or any Relevant Agreement that provides for the payment by a person of additional interest or amounts upon a breach, default or similar occurrence by that person may not be recoverable if it amounts to a penalty under English law.

7.6                         Effect may be given to the overriding mandatory provisions of the law of the country where the obligations arising out of a contract have to be performed, in so far as those provisions render the performance of the contract unlawful. In such circumstances, the relevant obligations may not be enforceable.

7.7                         An English court may, or may be required to, stay proceedings or decline jurisdiction in certain circumstances - for example, if proceedings are brought elsewhere.

8                                    This opinion is given on the basis of English law in force as at the date of this opinion and on the basis that, since the date of, or as the case may be, date of certification of, the documents referred to in the Schedule to this opinion, there has been no amendment to, or termination or replacement of, such documents. This opinion is also given on the basis that we undertake no responsibility to notify you of any change in English law after the date of this opinion.

9                                    This opinion is addressed to you solely for your benefit in connection with the issue of the Notes. It is not to be transmitted to anyone else nor is it to be relied upon by anyone else or for any other purpose or quoted or referred to in any public document or filed with anyone without our express consent. This opinion may, however, be disclosed by the addressees hereof to the extent required by law, regulation or any governmental or competent regulatory authority or in connection with legal proceedings relating to the issue of the Notes, provided that no such party to whom this opinion is disclosed may rely on this opinion without our express consent.

10                             We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be submitted by the Company on the date hereof. In giving this consent we do not admit that we are within the category of persons whose consent is required within Section 7 of the United States Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours faithfully

/s/ Linklaters LLP
Linklaters LLP

SCHEDULE

1                                    Pricing Agreement dated 12 June 2019 between the Company, BofA Securities Inc., Morgan Stanley & Co. LLC, RBC Capital Markets, LLC and UBS Securities LLC (together, the “Underwriters”) (the “Pricing Agreement”).

2                                    Indenture (the “Indenture”) dated 10 February 2000, between the Company and The Bank of New York Mellon (as successor trustee to Citibank, N.A. pursuant to an Agreement of Resignation, Appointment and Acceptance dated 24 July 2007 between the Company, The Bank of New York Mellon and Citibank N.A.), including forms of debt securities (incorporated by reference to Exhibit 4(a) of Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form F-3 (File No. 333-10762), filed with the Securities and Exchange Commission on 24 November 2000).

3                                    A certified copy of the Articles of Association of the Company dated 27 July 2018.

4                                    A certified extract from the minutes of a meeting of the Board of Directors of the Company held on 22 January 2019 (the “Minutes”) and an e-mail from the Chief Financial Officer dated 7 June 2019 approving the transaction.

5                                    Prospectus dated 31 July 2017 and Prospectus Supplement dated 12 June 2019 (together, the “Prospectus”).